Exhibit 10.1

TRADE STREET, SAN DIEGO CENTER

REAL ESTATE SALE CONTRACT

The mailing, delivery or negotiation of this Contract by Seller, Purchaser or their respective agents or attorneys shall not be deemed an offer by Seller or Purchaser to enter into any transaction or to enter into any other relationship, whether on the terms contained herein or on any other terms. This Contract shall not be binding upon either party, and neither party shall have any obligations, liabilities or any rights with respect thereto, or with respect to the Property, unless and until Seller and Purchaser have executed and delivered this Contract. Until such execution and delivery of this Contract, either party may terminate all negotiation and discussion of the subject matter hereof, without cause and for any reason, without recourse or liability.

ARTICLE 1. GENERAL PROVISIONS

1.1 Contract. Subject to the terms and conditions of this Real Estate Sale Contract (this “Contract”), Pacific Bell Telephone Company, a California corporation formerly known as The Pacific Telephone and Telegraph Company (“Seller”) agrees to sell to Carter Validus Properties, LLC, or its nominee permitted under Section 11.1 below (“Purchaser”), and Purchaser agrees to purchase from Seller, that certain building and improvements located at 7337 Trade Street, San Diego, California consisting of the following (collectively, the “Property”): (i) the real property described on Exhibit A attached hereto, together with all improvements (the “Improvements”) located thereon, together with all easements and appurtenances pertaining to the real property (collectively, the “Real Property”); and (ii) all of Seller’s right, title and interest in and to fixtures, which are used in the operation of the Improvements (collectively, the “Fixtures”), including, without limitation, all affixed heating, ventilation and air conditioning equipment, all generators (including any emergency generators) located on the Property, fire sprinklers, uninterruptible power systems, power distribution units, power panels, smoke detection systems, fire suppression systems, building management systems (excluding software related thereto licensed to Seller by third party vendors), and other equipment and amenities now at the Property customarily included in a sale of a data center property like the Property; but excluding: (w) any personal property (including servers, racking and associated equipment) used by Seller in the operation of its business at the Property and “Lessee’s Equipment and Personality” as defined in Exhibit D hereafter; (x) three existing licenses, being i) the existing rooftop solar panels system which is licensed by Seller pursuant to a license agreement between Seller and SunEdison Originational1, LLC which was installed under the CPUC California Solar Power Initiative Program; ii) a Site License Agreement dated as of April 28, 2011, between Seller, as lessor, and Bloom Energy 2009 PPA Project Company, LLC, as lessee, pertaining to certain Bloom cells at the Property; and iii) a cell tower license from Seller to T-Mobile, (y) any trademarks, trade names or other intellectual property, including, without limitation, the AT&T name, the Pacific Bell name, and any variant thereof; and (z) all “non-exempt” assets under Section 851 of the California Public Utilities Code owned by Seller located on or about the Property (the “Non-Exempt Assets”). The three licenses under (x) above shall be assigned at Closing by Seller to the tenant under the AT&T Services Lease. If any of the licenses are still in force at the end of the Lease term, then such license shall be assigned to Lessor upon the termination of the AT&T Services Lease.

1.2 Purchase Price: The total purchase price to be paid to Seller by Purchaser for the Property (the “Purchase Price”) shall be (a) ONE HUNDRED THIRTY FOUR MILLION FIVE HUNDRED THOUSAND DOLLARS ($134,500,000.00) (the “Fixed Purchase Price”). The Purchase Price shall be paid to Seller at Closing (as hereinafter defined), plus or minus prorations and other adjustments hereunder, including all Earnest Money (hereinafter defined) credited against the Purchase Price by federal wire transfer of immediately available funds.

1.2.1 Lease Back: During the Inspection Period, AT&T Services, Inc. (“AT&T”) and Purchaser shall negotiate in good faith to finalize the terms of an absolute net net net bond lease for the Property whereby AT&T shall leaseback the entire Property for a primary lease term and with lease payments as provided therein (the “AT&T Services Lease”), and which AT&T Services Lease is guaranteed by AT&T Teleholdings, Inc. (“Teleholdings”), pursuant to an unconditional guaranty of payment (the “Guaranty”) in the form attached as an exhibit to the AT&T Services Lease.

1.2.2 Parking: All parking at the Property shall be at no cost and exclusively for the use of the tenant under the AT&T Services Lease during the lease term, and its employees, invitees and other authorized users approved by it.

1.2.3 Non-Exempt Assets: The Non-Exempt Assets are not being conveyed by Seller under this Agreement and Seller shall remain the sole owner thereof post-closing. Purchaser covenants that the Non-Exempt Assets shall not be encumbered in any manner by Purchaser’s acquisition financing or otherwise at any time. Any such financing, and in particular any mortgage or similar document, shall not include, as a part of the collateral subject to the lien or encumbrance of such document, any of the Non-Exempt Assets, so that at all times Seller remains the sole owner of such Non-Exempt Assets and in full compliance with Section 851 of the California Public Utilities Code, as amended. Seller shall work in good faith during the Inspection Period to further advise Purchaser regarding the identity and description of the Non-Exempt Assets and to locate them for Purchaser on the Property. Seller covenants that it shall never sell the Non-Exempt Assets to a third party, other than to a governmental entity if required to do so by law, such that the third party would have any right of access or entry onto the Property, of any kind.

1.3 Title Company and Escrow Agent: The Title Company and Escrow Agent for this transaction shall be Fidelity National Title Insurance Company; Attn: Valerie Rapp, 1300 Dove Street, Suite 310, Newport Beach, CA 92660; Tel: 949-477-3646; E-mail: valerie.rapp@fnf.com

1.4 Effective Date: The effective date of this Contract is that last date of execution by either Seller or Purchaser by the date shown on the signature page below each party’s signature (the “Effective Date”).

1.5 Inspection Period: The “Inspection Period” is the period beginning on the Effective Date and ending at 5pm PST on the thirtieth (30th) day thereafter.

1.6 The “Closing Date” shall be (i) ten (10) days after expiration of the Inspection Period.

1.7 Deposit of Earnest Money. Within two (2) business days after the Effective Date, Purchaser shall deposit One Million Dollars ($1,000,000.00) in immediately available funds (such amount together with all interest or other earnings thereon and any additional payment being collectively the “Earnest Money”) with Escrow Agent, evidencing Purchaser’s good faith to perform Purchaser’s obligations under this Contract. If Purchaser fails to timely deposit the Earnest Money with the Escrow Agent, then this Contract shall terminate and be of no force and effect. The Escrow Agent shall hold and disburse the Earnest Money in accordance with the terms and provisions of this Contract. If the Closing under this Contract occurs, the Escrow Agent shall deliver the Earnest Money into the closing escrow with Title Company, to be applied against the Purchase Price. All interest or other earnings applicable to the Earnest Money shall be and become a part of the Earnest Money.

1.8 Utility Operations. Notwithstanding anything contained elsewhere in this Contract, the sale of the Property is contingent upon Purchaser’s commitment, and Purchaser covenants, that so long as it is the purchaser under this Contract, that this Contract shall not as a result of Purchaser, directly or indirectly, whether due to Purchaser’s action, inaction or omission, cause or result in any material change in the day-to-day operation or management of any portions of the franchise, facilities or systems situated at the Property which are necessary or useful to Pacific Bell Telephone Company in its provision and maintenance of intrastate regulated telecommunications services, and in its performance of all matters related thereto.

1.9 AT&T Services Lease. Provided the parties have fully and finally negotiated the terms of the AT&T Services Lease and Guaranty, then at the Closing, the executed Guaranty shall be delivered at Closing to Purchaser and Purchaser, as landlord, and AT&T, as tenant, shall enter into the AT&T Services Lease, which AT&T Services Lease shall be in the form agreed to by the parties as evidenced by their execution thereof. The execution and delivery of the AT&T Services Lease and the Guaranty by the parties is a condition precedent to the closing hereunder. If the parties have not agreed upon the terms of the AT&T Services Lease or the Guaranty and finalized the same by the Closing Date then either party may terminate this Contract upon written notice to the other, in which event the Earnest Money, in full, shall be returned to Purchaser.

1.10 Seller Approval. Seller’s obligations under this Contract are conditioned on Seller obtaining such written approvals as Seller deems necessary from the Board of Directors (or a committee of such Board ) of AT&T Inc., or applicable affiliate, with respect to this Contract and the transactions contemplated herein. If Seller does not receive the necessary written approvals, then Seller may terminate this Contract by written notice to Purchaser given prior to the Closing Date, whereupon the Title Company shall return to Purchaser the Earnest Money, in full, and this Contract and all rights of Purchaser hereunder shall terminate (except for those provisions which specifically survive termination) and Seller shall have no further obligations to Purchaser hereunder.

1.11 Trade Fixtures and Equipment. Purchaser acknowledges that Seller is currently conducting its general business and other related operations at the Property. All trade fixtures, equipment, furniture, furnishings, appliances, supplies, records, documents and other items of moveable personal property relating to the operation of Seller’s business or any affiliate’s business that may be situated upon the Property (including, without limitation, signage, computer hardware, racking, such wiring as Seller may choose to remove, alarms and security equipment, telecommunication and technology equipment and infrastructure and all proprietary equipment and systems) are hereby excluded from the Improvements to be conveyed hereunder and shall remain the property of Seller, the related affiliate, or the tenant under the AT&T Services Lease, as applicable.

1.12 Termination for Convenience. In addition to any other provision in this Contract permitting Seller to terminate the Contract, Seller may also terminate this Contract upon written notice to Purchaser at any time prior to the Closing Date for the convenience of Seller, provided that Seller in the event of any termination by Seller of this Contract, whether for convenience or as otherwise permitted hereunder, shall in such event reimburse Purchaser for all of its then reasonable and customary third party expenses incurred in performing due diligence on the

Property (not to exceed $100,000.00). Seller shall make such reimbursement within thirty (30) business days of being presented with copies of all third party invoices and billings for such third party due diligence services and expenses, together with such other supporting or back-up documentation as Seller may reasonably request. In the event Seller disputes any third party due diligence expense included in Purchaser’s request for reimbursement then Seller shall reimburse Purchaser for all undisputed due diligence expenses and the parties shall resolve any disputed due diligence expenses by binding mediation.

ARTICLE 2. INSPECTION

2.1 Property Information. Seller shall deliver or make available to Purchaser the following, to the extent in Seller’s possession or control (the “Property Information”), within two (2) days after the Effective Date:

2.1.1 Environmental Reports. Existing, if any, third party environmental reports or site assessments related to the Property. The Property has four (4) above ground storage tanks that will be included as a part of the sale of the Property;

2.1.2 Tax Statements. The Property is not individually assessed by San Diego County, but rather is subject to taxation by the State Board of Equalization. A copy of the most recent tax certificate of the State Board of Equalization for the Property will be provided to the Purchaser.

2.1.3 Contracts and Leases. Copies of any and all management, service, supply, equipment rental and other contracts related to the operation of the Property which would survive the term of the AT&T Services Lease.

Seller makes no representations or warranties as to the accuracy or completeness of the Property Information. The Property Information and all other information, other than matters of public record, furnished to, or obtained through inspection of the Property by, Purchaser, its affiliates, lenders, legal counsel, employees or agents relating to the Property, will be treated by Purchaser, its affiliates, lenders, legal counsel, employees and agents as confidential until the Closing, and will not be disclosed to anyone other than on a need-to-know basis to Purchaser’s consultants who agree to maintain the confidentiality of such information, and will be returned to Seller by Purchaser if the Closing does not occur.

2.2 Inspections. Commencing on the Effective Date, Purchaser at its sole cost and expense, upon reasonable prior notice to Seller, shall have reasonable access during normal business hours to the Property for the purpose of conducting due diligence related inspections and tests, including surveys and architectural, engineering, geotechnical and environmental inspections and tests, provided that i) such inspections shall be at such times and subject to and under such terms, conditions and requirements as Seller may impose in its sole discretion; ii) shall exclude any areas deemed by Seller as being secret areas into which Purchaser may not enter due to confidential or proprietary matters; and iii) no photography, video or other recording may be taken of any part of the interior of the building without the prior written consent of Seller, which consent may be granted or denied in Seller’s sole discretion. Before any such entry, Purchaser shall provide Seller with a certificate of insurance naming Seller as an additional insured and with an insurer and insurance limits (minimum $2,000,000.00) and coverage reasonably satisfactory to Seller. Purchaser shall not disturb Seller’s business operations on the Property. Purchaser may not perform any invasive testing or drilling on, at, or under the Property, or any improvements thereon as a part of Purchaser’s environmental due diligence, or otherwise (“Invasive Testing”), without the prior written consent of Seller, which Seller may give or withhold in its sole discretion.

In connection with its due diligence investigations, Purchaser or Purchaser’s representatives may meet with or contact building officials and governmental authorities, parties to Service Contracts and other agreements, the property management personnel, and a walk through of the Property; provided that Seller shall be given a reasonable opportunity to participate in any of the foregoing. Purchaser may only enter and inspect the interior of the Improvements when accompanied by a representative of Seller. In conducting any inspections or tests of the Property, Purchaser shall keep the Property free and clear of any liens arising from work performed on behalf of Purchaser. Purchaser shall restore the Property to substantially the same condition as existed prior to the tests and inspections, and shall defend, indemnify and hold Seller harmless from and against any claims and liabilities asserted against Seller arising out of Purchaser’s inspections; provided, however, the indemnity shall not extend to claims or liabilities arising out of the discovery of any existing environmental condition except to the extent such condition is made worse by Purchaser’s negligence or willful misconduct. This indemnity shall survive the Closing and any termination of this Contract. Within five (5) business days after Seller’s request, Purchaser shall provide Seller with a copy of the results of any tests and inspections made by or for Purchaser, excluding only market and economic feasibility studies.

2.3 Absolute Termination Right. Purchaser shall have through the last day of the Inspection Period in which to examine, inspect, and investigate the Property and, in Purchaser’s sole and absolute judgment and discretion, determine whether the Property is acceptable to Purchaser. Notwithstanding anything to the contrary in this Contract, Purchaser may terminate this Contract for any reason or no reason, by giving written notice of termination to Seller and Escrow Agent (the “Inspection Termination Notice”) on or before the last day of the Inspection Period, in which event the Earnest Money shall be returned to Purchaser. If Purchaser does not give an Inspection Termination Notice, this Contract shall continue in full force and effect, Purchaser shall be deemed to have waived its right to terminate this Contract pursuant to this Section 2.3, and the Earnest Money shall become non-refundable at the end of the Inspection Period, except as expressly provided herein.

2.4 Purchaser’s Reliance on its Investigations. To the maximum extent permitted by applicable law and except for Seller’s representations and warranties in Section 8.1 and the warranties of title in the deed delivered at the Closing (“Seller’s Warranties”), this sale is made and will be made without representation, covenant, or warranty of any kind (whether express, implied, or, to the maximum extent permitted by applicable law or statute) by Seller. As a material part of the consideration for this Contract, Purchaser agrees to accept the Property on an “As is” and “Where is” basis, with all faults and any and all latent and patent defects, and without any representation or warranty, all of which Seller hereby disclaims, except for Seller’s Warranties. Except for Seller’s Warranties, no warranty or representation is made by Seller as to (a) fitness for any particular purpose, (b) merchantability, (c) design, (d) quality, (e) condition, (f) operation or income, (g) compliance with drawings or specifications, (h) absence of defects,

(i) absence of hazardous or toxic substances, (j) absence of faults, (k) flooding, or (l) compliance with laws and regulations including, without limitation, those relating to health, safety, and the environment. Purchaser acknowledges that Purchaser has entered into this Contract with the intention of making and relying upon its own investigation of the physical, environmental, economic use, compliance, and legal condition of the Property and that Purchaser is not now relying, and will not later rely, upon any representations and warranties made by Seller or anyone acting or claiming to act, by, through or under or on Seller’s behalf concerning the Property, except for Seller’s Warranties.

Consistent with the foregoing and subject solely to the Seller’s Warranties, effective as of the Closing Date, Purchaser, for itself and its agents, affiliates, successors and assigns, hereby releases, covenants not to sue and forever discharges Seller, AT&T Inc., AT&T Services, Inc. and their respective agents, affiliates, subsidiaries, successors and assigns (collectively the “releasees”) from any and all rights, claims and demands at law or in equity, whether known or unknown at the time of this Contract, which Purchaser has or may have in the future, arising out of the physical, environmental, economic or legal condition of the Property, including, without limitation, all claims in tort or contract and any claim for indemnification or contribution arising under the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601, et seq.) or any similar federal, state or local statute, rule or regulation, excluding, however, any claims that may arise pursuant to the AT&T Services Lease. Purchaser, upon Closing, shall be deemed to have waived, relinquished and released Seller and all other releasees from and against any and all matters affecting the Property and specifically waives with respect to the foregoing matters the provisions of California Civil Code Section 1542 regarding the matters covered by a general release, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

The provisions of this Section 2.4 shall survive indefinitely any closing or termination of this Contract and shall not be merged into the closing documents.

ARTICLE 3. TITLE REVIEW AND APPROVAL

3.1 Title Insurance. Purchaser has or during the Inspection Period will receive a current preliminary title report or commitment (such report or commitment, as it may be amended, supplemented and updated, the “Preliminary Title Report”) issued by the Title Company, together with legible copies of all documents of record referred to in the Preliminary Title Report as exceptions to title to the Property. Upon execution of this Contract by the parties, Seller shall direct Title Company to revise the commitment to name Purchaser’s acquisition entity as the named insured in the amount of the Purchase Price. Purchaser may obtain, at Seller’s expense, a current ALTA survey (“Survey”) of the Property during the Inspection Period certified to Purchaser, Title Company and any other party as Purchaser may direct. Seller retains the right to coordinate and oversee the survey, subject to Purchaser’s survey requirements. During the Inspection Period, Purchaser shall review title to the Property as disclosed by the Preliminary Title Report and the Survey. Seller shall remove, or cause the Title Company to insure over at Closing, any monetary lien for a determinable sum caused by Seller. Seller may cause the Title Company to insure over mechanics liens for unpaid labor and materials relating to work authorized by Seller. With respect to any other title or Survey exceptions, Seller shall have no obligation to remove such exceptions or correct any Survey objections. The term “Permitted Exceptions” means those specific exceptions in the Preliminary Title Report as of the end of the Inspection Period (other than those that Seller is required to remove) any lien to secure payment of general and special real property taxes and assessments, not delinquent, any lien of supplement taxes assessed pursuant to Chapter 3.5 commencing with Section 75 of the California Revenue and Taxation Code, zoning ordinances and regulations and other laws or regulations governing the use or enjoyment of the Property and the AT&T Services Lease.

3.2 Title Policy Condition. Purchaser shall not be obligated to close this transaction unless at Closing, upon payment of the premium and any other usual and customary conditions imposed by the Title Company, the Title Company is willing to issue to Purchaser an owner’s policy of title insurance, dated as of the date and time of the recording of the Deed, with extended coverage, in the amount of the Purchase Price, insuring Purchaser that title to the Property is vested of record in Purchaser on the Closing Date, subject only to the Permitted Exceptions, the printed conditions and exceptions of such policy other than the standard exceptions deleted by or modified in a manner acceptable to Purchaser and extended coverage and any other title exceptions accepted or deemed accepted by Purchaser (the “Title Policy”).

3.3 Owner’s Affidavit. At the Closing, Seller shall execute and deliver to the Title Company an ALTA statement in customary form, a standard gap indemnity, and any other document or undertaking reasonably required to cure or remove the exceptions to title that Seller is obligated to remove pursuant to Section 3.1.

3.4 Leasehold Policy. Seller may also request, at Seller’s sole cost and expense, that the Title Company provide the tenant under the AT&T Services Lease, at Closing with a simultaneous leasehold title commitment issued by the Title Company under which the Title Company will agree at Closing to issue an ALTA Leasehold Policy of Title Insurance in the amount of the Purchase Price insuring its leasehold interest under the Lease, subject only to the Permitted Exceptions and Purchaser’s acquisition financing, if any.

3.5 SNDA. Purchaser will provide the tenant under the AT&T Services Lease at Closing with a Subordination, Non-Disturbance and Attornment Agreement (in substantially the form attached as an exhibit to the AT&T Services Lease between the parties) from the holders of all such mortgages, deeds of trust, liens or other encumbrances arising from the acquisition financing.

ARTICLE 4. COVENANTS

4.1 Operation of Property; Ongoing Repairs and Maintenance. From the Effective Date through the Closing, Seller shall operate and manage the Property in substantially the same manner in which it is being operated as of the Effective Date.

4.2 New Contracts. From the Effective Date through the Closing, Seller will not enter into or amend any contract that will be an obligation affecting the Property subsequent to the Closing, except contracts entered into in the ordinary course of business that do not have a term extending beyond the end of the initial term of the AT&T Services Lease. Seller shall not create any right, title or interest whatsoever in or to the Property (including any so-called “back-up contracts”) which are expressly prohibited or create any voluntary lien without promptly discharging the same at Closing.

4.3 Maintenance of Insurance. From the Effective Date through the Closing, Seller shall continue to carry its existing insurance on the Improvements.

4.4 Permits and Encumbrances. From the Effective Date through the Closing, without the prior written consent of Purchaser, which shall not be unreasonably withheld or delayed, Seller shall not encumber the Property or create or modify any exceptions to title to the Property, or initiate or consent to any action with respect to zoning or other Property entitlements or permits.

ARTICLE 5. CONDITIONS AND REMEDIES

5.1 Conditions. The obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder shall be subject to the following conditions:

5.1.1 Representations and Warranties. The other party’s representations and warranties contained herein shall be true and correct in all material respects as of the respective dates made and re-made as of the Closing Date (subject to Section 10.3.2 below);

5.1.2 Covenants. As of the Closing Date, the other party shall have performed its covenants and obligations hereunder;

5.1.3 Proceedings. There shall exist no pending or threatened action, suit or proceeding with respect to the other party before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Contract or the consummation of the transactions contemplated hereby;

5.1.4 No Change. A lack of any casualty or material adverse change in the condition of the Property, or title or legal status to the Property, or the environmental condition of the Property and the Property has the same effective permits, licenses and compliance with applicable laws as were in place at the end of the Inspection Period; and

5.1.5 Other. Any other condition set forth in this Contract to such party’s obligation to close is not satisfied by the applicable date and time.

5.2 Effect of Failure of Condition. So long as a party is not in default hereunder, if any condition benefiting such party has not been satisfied as of the Closing Date or other applicable date, such party may, in its sole discretion: (i) terminate this Contract by delivering written notice to the other party on or before the Closing Date or other applicable date, in which event the Earnest Money shall be returned to Purchaser (unless Purchaser is in default hereunder), or (ii) extend the time available for the satisfaction of such condition by up to a total of ten (10) business days, or (iii) elect to close, notwithstanding the non-satisfaction of such condition, and therefore waive satisfaction of such condition. If such party elects to proceed pursuant to clause (ii) above, and such condition remains unsatisfied after the end of such extension period, then, at such time, such party may proceed pursuant to either clause (i) or (iii) above.

ARTICLE 6. CLOSING

6.1 Closing. The Closing shall occur on the Closing Date through the usual form of grant deed and money escrow, which the parties shall establish with Escrow Agent. Counsel for the respective parties may provide closing escrow instructions to the Title Company or shall if requested by Title Company enter into a joint escrow agreement with the Title Company. In the event of any conflict between the escrow instructions or joint escrow agreement and the provisions of this Contract, as between the parties, the provisions of this Contract shall control. All conditions to Closing must be met and the Purchase Price paid to Seller by wire transfer from the Escrow Agent prior to 1:00 p.m. Pacific Time on the Closing Date.

6.2 Seller’s Deliveries in Escrow. On the Closing Date, Seller shall deliver in escrow to Escrow Agent the following:

6.2.1 Deed. Grant Deed (the “Deed”), in recordable form, executed by Seller conveying the Property to Purchaser, subject to no exceptions other than the Permitted Exceptions, including a reservation of easement for the approximately five (5) communications transmission runs to the building on the Property, from the streets abutting the boundary of the Property, all in the form attached hereto as Exhibit C;

6.2.2 Evidence of Authority. If required by the Title Company, an affidavit signed on behalf of Seller as of the Closing Date, so as to evidence the authority of the person signing the Deed and other documents to be executed by Seller at Closing;

6.2.3 Foreign Person. An affidavit of Seller certifying that Seller is not a “foreign person” as defined in the federal Foreign Investment in Real Property Tax Act of 1980;

6.2.4 Owner’s Affidavit. An executed affidavit or other document acceptable to the Title Company in issuing the owner’s title policy without exception for possible lien claims of mechanics, laborers and materialmen and without exception for parties in possession except for the rights of the tenant under the AT&T Services Lease and any subtenants thereunder;

6.2.5 Transfer Tax. Such conveyancing, certificate of value or transfer tax forms or returns, or the like, if any, as are required to be delivered or signed by Seller by applicable state and local law in connection with the conveyance of the Property;

6.2.6 AT&T Services Lease and Guaranty. Two (2) originals of the AT&T Services Lease executed by the tenant thereunder, and one (1) original of the Guaranty executed by Teleholdings;

6.2.7 593-C Form. A California 593-C Form executed by Seller;

6.2.8 Other Documentation. Such other documents as may be reasonable and necessary in the opinion of the Title Company to consummate and close the purchase and sale contemplated herein pursuant to the terms and provisions of this Contract, including the SNDA as described in Section 3.5, if applicable.

6.2.9 Bill of Sale and Assignment. A blanket bill of sale and assignment conveying all of Seller’s right, title and interest in the Fixtures, Improvements, and appurtenances to the Real Property, but excluding Lessee’s Equipment and Personalty.

6.3 Purchaser’s Deliveries in Escrow. On the Closing Date, Purchaser shall deliver in escrow to Escrow Agent the following:

6.3.1 Purchase Price. The Purchase Price, (including the Earnest Money that is applied to the Purchase Price), plus or minus applicable prorations as provided in this Contract, in immediate, same-day U.S. federal funds wired for credit into Escrow Agent’s escrow account;

6.3.2 Evidence of Authority. Such consents and authorizations as the Title Company may reasonably deem necessary to evidence authorization of Purchaser for the purchase of the Property, the execution and delivery of any documents required in connection with Closing and the taking of all action to be taken by the Purchaser in connection with Closing;

6.3.3 AT&T Services Lease. Two (2) originals of the AT&T Services Lease executed by Purchaser or its acquisition entity, as landlord;

6.3.4 SNDA. Two (2) originals of the SNDA executed by Purchaser, if required;

6.3.5 Other Documentation. Such conveyance and transfer tax forms and other documents as may be reasonable and necessary in the opinion of the Title Company to consummate and close the purchase and sale contemplated herein pursuant to the terms and provisions of this Contract.

6.4 Closing Statements. As of or prior to the Closing Date, Seller and Purchaser shall deposit with Escrow Agent executed closing statements consistent with this Contract in the form required by Escrow Agent.

6.5 Possession. Seller shall deliver possession of the Property to Purchaser at the Closing, subject to the AT&T Services Lease.

6.6 Proration. There shall be no prorations of taxes, utilities or other charges since an affiliate of Seller is leasing back the Property at Closing pursuant to the AT&T Services Lease. Seller or AT& T are responsible for all taxes, utilities or other charges both prior to Closing and during the term of the AT&T Services Lease.

6.7 Closing Expenses.

6.7.1 Seller’s Closing Expenses. Seller shall pay on the Closing Date one-half of the closing escrow fee, the recording cost for the Deed, all transfer, documentary or other taxes (excluding mortgage tax per Section 7.2), or assessments imposed by virtue of the sale of the Property, the title search fee or commitment fee for the title commitment, the premium cost for Purchaser’s owner title policy and any extended coverage or endorsements, the premium cost for Seller’s leasehold title policy and all endorsements to such policy, if requested, the sale commissions as provided in Section 7.3 below, and the fees and expenses of Seller’s counsel

6.7.2 Purchaser’s Closing Expenses. Purchaser shall pay on the Closing Date one-half of the closing escrow fee, all recording costs other than for the Deed, the cost of the Survey and any revisions thereto, the premium cost of any loan title insurance policy for Purchaser’s lender(s), including any endorsements requested by Purchaser’s lender(s), and the fees and expenses of Purchaser’s counsel.

ARTICLE 7. PRORATIONS AND ADJUSTMENTS

7.1 Prorations. Real estate taxes and assessments, charges under Service Contracts, and utility charges will not be prorated at Closing and the Seller and/or tenant under the AT&T Services Lease shall be responsible for same. At Closing Seller will cause the tenant under the AT&T Services Lease to pay, or Purchaser shall be credited, for “Base Rent” payable under the AT&T Services Lease from and including the date of Closing through and including the last day of the calendar month in which the Closing occurs. The tenant under the AT&T Services Lease shall continue to be responsible as set forth in the AT&T Services Lease after Closing for real estate taxes and assessments, charges under Service Contracts, and utility charges which accrue before Closing; provided that Seller’s obligation for real estate taxes accrued through the date of Closing shall be adjusted between Seller and the tenant under the AT&T Services Lease as set forth therein and real estate taxes shall thereafter be paid and settled as provided in the AT&T Services Lease

7.2 Transfer Taxes. Seller shall pay all state, county and municipal transfer taxes applicable to the transfer of the Property. Purchaser shall pay any mortgage tax imposed on the mortgage, deed of trust or similar security instrument filed of record in connection with Purchaser’ acquisition financing.

7.3 Sales Commissions. Seller and Purchaser represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction, other than CB Richard Ellis (CBRE) and Cushman and Wakefield, both of whose commission shall be paid by Seller, pursuant to separate agreement. Other than the brokers, as stated herein, in the event of any claim for broker’s or finder’s fees or commissions in connection with the negotiation, execution or consummation of this Contract or the transactions contemplated hereby, each party shall defend, indemnify and hold harmless the other party from and against any such claim based upon any statement, representation or agreement of such party.

ARTICLE 8. REPRESENTATIONS AND WARRANTIES

8.1 Seller’s Representations and Warranties. Seller represents and warrants to Purchaser that:

8.1.1 Organization and Authority. Seller has been duly organized, is validly existing, and is in good standing in the state in which it was formed. Subject to Section 1.8 and 1.9 above, Seller has the full right and authority and has obtained any and all consents required to enter into this Contract and to consummate or cause to be consummated the transactions contemplated hereby. Subject to Section 1.9 above, this Contract has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

8.1.2 Conflicts and Pending Actions. There is no agreement to which Seller is a party or, to Seller’s knowledge, that is binding on Seller which is in conflict with this Contract. To Seller’s knowledge, there is no action or proceeding pending or threatened against Seller or relating to the Property, which challenges or impairs Seller’s ability to execute or perform its obligations under this Contract.

8.1.3 Legal Compliance. To Seller’s knowledge, Seller has not received any written notices of any material violations of any building code or other law with respect to the Property which have not been corrected to the satisfaction of the issuer of the notice.

8.1.4 Condemnation. Seller has no knowledge of any contemplated or pending condemnation or similar proceeding affecting the Property.

8.1.5 ERISA. Seller is not and is not acting on behalf of an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended or an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3101 of any such employee benefit plan or plans.

8.1.6 Environmental. Except as stated in this Section 8.1.6, to Seller’s knowledge, Seller has not received any notice from any governmental authority that the Property or the use of the Property violates any Environmental Laws. The term “Environmental Laws” includes without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act and other federal laws governing the environment as in effect on the date of this Contract together with their implementing regulations and guidelines as of the date of this Contract, and all state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials, including without limitation the Porter-Cologne Water Quality Control Act (Cal. Water Code Section 13020 et. seq.), the Safe Drinking Water and Toxic Enforcement Act of 1986 (Cal. Health & Safety Code Section 25249.5 et. seq.), the Hazardous Waste Control Act (Cal. Health & Safety Code Section 25100 et. seq.), the Hazardous Materials Release Response Plans & Inventory Act (Cal. Health & Safety Code Section 25500 et. seq.); and the Carpenter-Presley-Tanner Hazardous Substances Account Act (Cal. Health & Safety Code Section 25300 et. seq.) . The term “Hazardous Materials” includes petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquified natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), asbestos and asbestos-containing materials and any substance, material waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Law. Seller has disclosed to Purchaser the existence of underground and above ground diesel storage tanks, and batteries, per Section 2.1.1 of this Agreement.

Seller discloses to Purchaser that Seller is the party to an investigation (the “Investigation”) initiated by the Alameda County District Attorney and Attorney General of the State of California regarding the allegedly improper collection, sorting, handling, hauling and disposing of certain hazardous or toxic material (including batteries and light bulbs), which Investigation is alleged to involve the Property, as well as other real property in the State of California owned or controlled by Seller or AT&T Services, Inc. Seller will indemnify and hold Purchaser harmless from all costs, liabilities, losses and damages with respect to the Investigation and all governmental proceeding arising therefrom, if any, including any legal or other third party expenses incurred by Seller arising out of the Investigation. This indemnification shall continue in full force and affect for the benefit of Purchaser, and all subsequent owners of the Property after Purchaser.

8.1.7 No Contracts. There are no contracts or other written agreements for services, supplies or materials affecting the use, operation or management of the Property which will be binding on Purchaser.

8.1.8 Seller Responsible. Seller shall be responsible for any and all claims of whatever nature arising out of, or in connection with, the ownership and operation of the Property prior to the Closing.

As used in this Contract, the term “to Seller’s knowledge”, “actual knowledge” or “best of Seller’s knowledge” or words of similar import shall mean the actual knowledge of Francis C. Bishop, Director of Portfolio Management and Transactions, and not that of any other person, as presently recollected by such person without any review of files or other investigation or inquiry of any kind, and shall not mean that such person is charged with knowledge of the acts, omissions and/or knowledge of Seller’s agents or employees. As used in this Contract, the term “to Purchaser’s knowledge”, “actual knowledge” or “best of Purchaser’s knowledge” or words of similar import shall mean the actual knowledge of Michael Seton and not that of any other person, as presently recollected by such person without any review of files or other investigation or inquiry of any kind, and shall not mean that such person is charged with knowledge of the acts, omissions and/or knowledge of Purchaser’s agents or employees.

8.2 Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that:

8.2.1 Organization and Authority. Purchaser has been duly organized and is validly existing, and is in good standing in the state in which it was formed. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Contract and at Closing will have the full rights and authority and will have obtained any and all consents required to consummate or cause to be consummated the transactions contemplated hereby. This Contract has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

8.2.2 Conflicts and Pending Action. There is no contract to which Purchaser is a party or, to Purchaser’s knowledge, binding on Purchaser which is in conflict with this Contract. To Purchaser’s knowledge, there is no action or proceeding pending or threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Contract.

8.2.3 ERISA. Purchaser is not and is not acting on behalf of an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended, or an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3101 of any such employee benefit plan or plans.

8.3 Survival of Representations and Warranties. The representations and warranties set forth in this Article 8 are made as of the Effective Date and are remade as of the Closing Date and shall survive the Closing for the Limitation Period set forth in Section 10.3 below. Each party shall have the right to bring an action against the other on the breach of a representation or warranty hereunder, only if Seller or Purchaser as the case may be, has given the other party written notice of the circumstances giving rise to the alleged breach within such Limitation Period.

ARTICLE 9. DAMAGES AND CONDEMNATION

9.1 Risk of Loss. The Closing shall be effective as of 12:01 a.m. PST on the Closing Date. Notwithstanding the foregoing, the risk of loss of all or any portion of the Property shall be borne by Seller up to and including the actual time of the Closing and wire transfer of the Purchase Price to Seller, and thereafter by Purchaser, subject, however, to the terms and conditions of Sections 9.2 and 9.3 below.

9.2 Damage. Seller shall promptly give Purchaser written notice of any damage to the Property, describing such damage, and the Seller’s estimate of time to repair such damage. If such damage is not material, as defined below, then this Contract shall remain in full force and effect and at Closing Purchaser shall receive an assignment of the insurance proceeds relating to such damage and a credit for any deductible applicable to such insurance coverage and repair of such damage shall be subject to the terms of the AT&T Services Lease as if such damage had occurred during the Lease term. If such damage is material, Purchaser may elect by notice to

Seller given within 10 days after Purchaser is notified of such damage (and the Closing shall be extended, if necessary, to give Purchaser such 10-day period to respond to such notice) to proceed in the same manner as in the case of damage that is not material or to terminate this Contract, in which event the Earnest Money shall be immediately returned to Purchaser. Damage as to any one or multiple occurrences is “material” if in the reasonably exercised judgment of Seller it will take more than six (6) months after Closing to repair.

9.3 Condemnation. Seller shall promptly give Purchaser written notice (the “Notice of Taking”) of any eminent domain proceedings that are threatened or instituted with respect to a material portion of the Property. By notice to Seller given within 10 days after Purchaser receives the Notice of Taking (and if necessary the Closing Date shall be extended to give Purchaser the full 10-day period to make such election), Purchaser may terminate this Contract or proceed under this Contract, in which event at the Closing, Seller shall turn over to Purchaser any award it has received with respect to such taking and shall assign to Purchaser its right to any award. If no such election is made, or if the portion of the Property subject to any such taking is not material, this Contract shall remain in full force and effect and the purchase contemplated herein, less any interest taken by eminent domain or condemnation, shall be effected with no further adjustment, and upon the Closing of this purchase, Seller shall assign to Purchaser its right to any award that has been or that may thereafter be made for such taking. During the pendency of this Contract, Seller and Purchaser shall jointly negotiate and deal with the condemning authority in respect of such matter. For purposes hereof, a “material” taking shall mean a taking either of the entire Property or a portion thereof if, in Purchaser’s commercially reasonable opinion, the remaining Property cannot be restored to an economically viable building without either substantial alteration of the Property or relief from governmental regulations or the requirements of any leases then in effect with respect to the Property. For instance, Seller and Purchaser acknowledge that a taking of road right-of-way which does not affect parking at the Property or take any portion of the Improvements is not material for purposes of this section.

ARTICLE 10. DEFAULT AND DAMAGES

10.1 Default by Purchaser. If Purchaser shall default in its obligation to purchase the Property pursuant to this Contract, then Purchaser agrees that Seller shall have the right, as its sole remedy, to have the Escrow Agent deliver the Earnest Money to Seller as liquidated damages to recompense Seller for time spent, labor and services performed, and the loss of its bargain. Purchaser and Seller agree that it would be impracticable or extremely difficult to affix damages if Purchaser so defaults and that the Earnest Money represents a reasonable estimate of Seller’s damages. Seller agrees to accept the Earnest Money as Seller’s total damages and relief hereunder if Purchaser defaults in its obligation to close hereunder. If Purchaser does so default, this Contract shall be terminated and Purchaser shall have no further right, title, or interest in or to the Property. The payment of the Earnest Money as liquidated damages as provided herein is not intended to be a forfeiture or penalty, but is intended to constitute liquidated damages to Seller pursuant to California Civil Code Section 1671, 1676 and 1677. Therefore, by placing their initials below, the parties acknowledge that the Earnest Money has been agreed upon, after negotiation, as the parties’ reasonable estimate of Seller’s damages.

Seller:	Purchaser:

10.2 Default by Seller. If Seller defaults in its obligation to sell and convey the Property to Purchaser pursuant to this Contract, Purchaser’s sole remedy shall be to elect one of the following: (a) to terminate this Contract, in which event Purchaser shall be entitled to the return by the Title Company to Purchaser of the Earnest Money, or (b) if Closing does not occur solely on account of a Willful Seller Default, to bring a suit for specific performance, provided that any suit for specific performance must be brought within ninety (90) days of Seller’s default. In no event shall Seller be liable to Purchaser for any actual, punitive, speculative, consequential or other damages, all of which are hereby waived by Purchaser. For the purposes hereof, a “Willful Seller Default” shall mean a default by Seller on or after the date hereof whereby Seller intentionally and in bad faith acts with the sole purpose of frustrating the intent of this Contract. Notwithstanding the foregoing, if Purchaser’s remedy of specific performance is not available to Purchaser because of Seller conveying the Property to a third party in breach of its obligations under this Contract, then to the extent the Purchaser is the prevailing party in such action for specific performance (or would have been the prevailing party in such action except for Seller’s actions which make specific performance not available), the Purchaser shall receive the return of the Earnest Money and in addition the Purchaser shall receive from Seller as agreed upon liquidated damages and as its sole remedy and relief (i) Purchaser’s actual documented out-of-pocket expenses paid to third parties by Purchaser in connection with this Contract, and (ii) an amount equal to the Net Additional Consideration received by Seller for the wrongful sale of the Property to such third party. The term “Net Additional Consideration” shall mean the difference between (a) the net proceeds actually received by Seller for the sale of the Property to a third party prior to the Closing Date and (b) the Purchase Price hereunder. Purchaser hereby waives any other rights or remedies in respect of any such default. This Contract confers no present right, title or interest in the Property to Purchaser and Purchaser agrees not to file a lis pendens or other similar notice against the Property except in connection with, and after, the filing of a suit for specific performance. The parties have agreed that Purchaser’s damages, in the event of a default by Seller, would be extremely difficult or impracticable to determine and that the amount of liquidated damages herein represents a reasonable estimate of Purchaser’s damages. The payment of the amounts in (i) and (ii) above as liquidated damages as provided herein is not intended to be a forfeiture or penalty, but is intended to constitute liquidated damages to Seller pursuant to California Civil Code Section 1671, 1676 and 1677. Therefore, by placing their initials below, the parties acknowledge that the remedies above have been agreed upon, after negotiation, as the parties’ reasonable estimate of Purchaser’s damages.

Seller:	Purchaser:

10.3 Limitations.

10.3.1 Limitation Period. Seller’s covenants, indemnities, warranties and representations contained in this Contract and in any document executed by Seller pursuant to this Contract shall survive Purchaser’s purchase of the Property only for a period commencing on the Closing Date and ending one hundred and eighty (180) days after the Closing Date (the “Limitation Period”).

Seller’s liability for breach of any such covenant, indemnity, representation or warranty with respect to the Property shall be limited to claims in excess of an aggregate Fifty Thousand Dollars ($50,000.00) and Seller shall be liable only to the extent that such aggregate exceeds such figure. Seller’s aggregate liability for claims arising out of such covenants, indemnities, representations and warranties with respect to the Property shall not exceed two percent (2%) of the Purchase Price (the “Damage Limit”). Purchaser shall provide written notice to Seller prior to the expiration of the Limitation Period of any alleged breach of such covenants, indemnities, warranties or representations and shall allow Seller thirty (30) days within which to cure such breach, or, if such breach cannot reasonably be cured within thirty (30) days, an additional reasonable time period, so long as such cure has been commenced within such thirty (30) days and is being diligently pursued. If Seller fails to cure such breach after written notice and within such cure period, Purchaser’s sole remedy shall be an action at law for actual damages as a consequence thereof, which must be commenced, if at all, within the Limitation Period; provided, however, that if within the Limitation Period Purchaser gives Seller written notice of such a breach and Seller notifies Purchaser of Seller’s commencement of a cure, commences to cure and thereafter terminates such cure effort, Purchaser shall have an additional thirty (30) days from the date of such termination within which to commence an action at law for damages up to the Damage Limit as a consequence of Seller’s failure to cure. The Limitation Period referred to herein shall apply to known as well as unknown breaches of such covenants, indemnities, warranties or representations. Purchaser specifically acknowledges that such termination of liability represents a material element of the consideration to Seller. The limitation as to Seller’s liability in this Section 10.3.1 does not apply to Seller’s liability with respect to prorations and adjustments under Article 7.

10.3.2 Disclosure. Notwithstanding any contrary provision of this Contract, if Seller becomes aware during the pendency of this Contract prior to Closing of any matters which make any of their representations or warranties untrue, Seller shall promptly disclose such matters to Purchaser in writing. In the event that Seller so discloses any matters which make any of Seller’s representations and warranties untrue in any material respect or in the event that Purchaser otherwise becomes aware during the pendency of this Contract prior to Closing of any matters which make any of Seller’s representations or warranties untrue in any material respect, Seller shall bear no liability for such matters (provided that such untruth is not the result of Seller’s breach of any express covenant set forth in this Contract), but Purchaser shall have the right to elect in writing on or before the Closing Date, (i) to waive such matters and complete the purchase of the Property without reduction of the Purchase Price in accordance with the terms of this Contract, or (ii) as to any matters disclosed following the expiration of the Inspection Period, to terminate this Contract.

10.3.3 Purchaser’s Knowledge. Notwithstanding anything contained in this Contract to the contrary, Seller shall have no liability for breaches of any representations, warranties and certifications (individually, a “Representation” and collectively, the “Representations”) which are made by Seller herein or in any of the documents or instruments required to be delivered by Seller hereunder if Purchaser or its officer had knowledge of such breach by Seller as to a fact or circumstance which, by its nature, indicates that a Representation was or has become untrue or inaccurate and Purchaser either (a) during the Inspection Period fails to terminate this Contract as set forth in Section 2.3 or (b) at any other time at or prior to Closing, Purchaser elects to proceed to close the transaction contemplated by this Contract, Purchaser shall not otherwise have the right to bring any lawsuit or other legal action against Seller, nor pursue any other remedies against Seller, as a result of the breach of such Representation caused thereby.

ARTICLE 11. MISCELLANEOUS

11.1 Parties Bound; Assignment. Neither party may assign this Contract without the prior written consent of the other, and any such prohibited assignment shall be void; provided, however, that Purchaser may assign this Contract without Seller’s consent to an Affiliate or to effect an Exchange under Section 11.2. For the purposes of this paragraph, the term “Affiliate” means (a) an entity that directly or indirectly controls, is controlled by or is under common control with the Purchaser or (b) an entity at least a majority of whose economic interest is owned by Purchaser; and the term “control” means the power to direct the management of such entity through voting rights, ownership or contractual obligations, provided that in no event may the Contract be assigned by Purchaser to a “Significant Competitor” as defined under the AT&T Services Lease. No such assignment, however, shall release the assignor from the obligations under this Contract. Subject to the foregoing, this Contract shall be binding upon and inure to the benefit of the respective successors and assigns of the parties.

11.2 Section 1031 Exchange. Purchaser or Seller may consummate the purchase of the Property as part of a so-called like kind exchange (the “Exchange”) pursuant to §1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that: (i) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to either party’s obligations under this Contract; (ii) the Exchange is effected through an assignment of this Contract, or its rights under this Contract, to a qualified intermediary; (iii) Seller shall not be required to take an assignment of the purchase agreement for the relinquished property or be required to acquire or hold title to any real property for purposes of consummating the Exchange; and (iv) the party requesting the Exchange shall pay any additional costs that would not otherwise have been incurred by Purchaser or Seller had such party not consummated its purchase or sale through the Exchange. Neither Seller nor Purchaser by this agreement or acquiescence to the Exchange shall (1) have its rights under this Contract affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the other party that the Exchange in fact complies with Section 1031 of the Code.

11.3 Headings. The article, section, subsection and other headings of this Contract are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

11.4 Invalidity and Waiver. If any portion of this Contract is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Contract shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Contract shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

11.5 Governing Law. This Contract shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the State of in which the Property is located excluding its conflict of laws provisions.

11.6 Survival. The provisions of this Contract shall survive the Closing, subject to the express limitations set forth herein.

11.7 No Third Party Beneficiary. The provisions of this Contract and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Contract or of the documents to be executed and delivered at Closing.

11.8 Time. Time is of the essence in the performance of this Contract.

11.9 Confidentiality. Purchaser shall make no public announcement or disclosure of the sale or lease of the Property or of any other information related to this Contract or the transactions contemplated hereby to outside brokers or third parties, before or after the Closing, without the specific prior written consent of Seller, except for such disclosures to Purchaser’s lenders, counsel, creditors, officers, employees and agents as may be necessary to permit Purchaser to perform Purchaser’s obligations hereunder, or is required by applicable law, rule or resolution.

11.10 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth below. Any such notices shall be either (i) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, (ii) sent by facsimile and confirmed by contemporaneous overnight delivery, in which case notice shall be deemed delivered upon electronic confirmation by sender’s facsimile machine of transmission of such notice, or (iii)sent by personal delivery, in which case notice shall be deemed delivered upon receipt or refusal of delivery. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. The attorney for a party has the authority to send notices on behalf of such party.

If to Seller:

Pacific Bell Telephone

1452 Edinger, Room 1140

Tustin, CA 92780

Attn: Michael Johsz

Fax: 714.247.0057

and to:

AT&T Services

One AT&T Way

208 S. Akard, Room 3137

Dallas, TX 75202

Attn: Kenneth Gitter

Fax: 866.877.7315

and to:

Thompson Coburn LLP

505 N. 7th Street

One US Bank Plaza, Suite 3300

St. Louis, MO 63101

Attn: Daniel T. Engle, Esq.

Fax: 314.552.7031

If to Purchaser:

Carter Validus Properties, LLC,

4211 W. Boy Scout Blvd., Suite 500

Tampa, FL 33607

Attention: John E. Carter

Telephone: (813) 263-5312

Facsimile: (813) 287-0397

With a copy to:

GrayRobinson, P.A.

401 E. Jackson Street, Suite 2700

Tampa, Florida 33602

Attention: Stephen L. Kussner, Esq.

Facsimile: (813) 273-5145

11.11 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Contract and agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Contract or any exhibits or amendments hereto.

11.12 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. in the jurisdiction in which the Property is located.

11.13 Execution in Counterparts. This Contract may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Contract. To facilitate execution of this Contract, the parties may execute and exchange by telephone facsimile or pdf e-mail counterparts of the signature pages, provided that executed originals thereof are forwarded to the other party on the same day by any of the delivery methods set forth in Section 11.10 other than facsimile.

11.14 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

11.15 Attorneys’ Fees. In the event either party hereto employs an attorney in connection with claims by one party against the other arising from the operation of this Contract, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including attorneys’ fees, incurred in connection with such transaction.

11.16 Entirety and Amendments. This Contract embodies the entire contract between the parties and supersedes all prior contracts and understandings relating to the Property. This Contract may be amended or supplemented only by an instrument in writing executed by both Seller and Purchaser.

11.17 Exhibits. The following exhibits are attached to this Contract and are incorporated into this Contract and made a part hereof:

(a)	Exhibit A – Legal Description of the Land

(b)	Exhibit B – Intentionally Deleted

(c)	Exhibit C – Form of Grant Deed

(d)	Exhibit D – Lessee’s Equipment and Personalty

11.18 No Survival. Except as provided in the Deed and as specifically stated in this Contract to survive the Closing or the termination of this Contract, all representations, warranties, obligations and covenants of this Contract shall merge with the Deed and shall not survive the Closing or other termination of this Contract.

11.19 Recording. Except in connection with Purchaser pursuing a Seller default under Section 10.2 hereof, this Contract shall not be recorded.

11.20 Escrow. Escrow Agent is authorized to deposit the Earnest Money promptly upon receipt thereof, to hold same in escrow and, subject to clearance thereof, to disburse same in accordance with terms and conditions of this Contract. In the event of doubt as to Escrow Agent’s duties or liabilities under the provisions of this Contract, the Escrow Agent may in its reasonable discretion, continue to hold the same subject to this escrow until the parties mutually agree to the disbursement thereof, or until a judgment of a court of competent jurisdiction shall determine the rights of the parties thereto, or Escrow Agent may deposit same with the court having jurisdiction of the dispute, and upon notifying all parties concerned of such action, all liability on the part of the Escrow Agent shall terminate, except to the extent of accounting for any items theretofore delivered out of escrow. In the event of any suit between Purchaser and Seller wherein the Escrow Agent is made a party thereto, the Escrow Agent shall be entitled to recover reasonable attorney’s fees and costs incurred, said fees and costs to be charged and assessed as court costs in favor of the prevailing party. All parties agree that the Escrow Agent shall not be liable to any party or person whomsoever for misdelivery to Purchaser or Seller of items subject to this escrow, unless such misdelivery shall be due to willful breach of this Contract or gross negligence on the part of Escrow Agent.

11.21 Patriot Act. Neither Purchaser nor Seller nor any person or entity holding any legal or beneficial interest whatsoever in it (whether directly or indirectly), is named on any OFAC List of persons, entities, and governments issued by OFAC pursuant to Executive Order 13224 as in effect on the date hereof, or any similar OFAC Lists issued by OFAC or any other department or agency of the United States of America, or is included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in any OFAC Lists.

[SIGNATURE PAGES AND EXHIBITS TO FOLLOW]

SIGNATURE PAGE TO

REAL ESTATE SALE CONTRACT

IN WITNESS WHEREOF, the parties hereto have executed this Real Estate Sale Contract as of the Effective Date.

SELLER:

PACIFIC BELL TELEPHONE COMPANY

By:	/s/ Francis C. Bishop
Name:	Francis C. Bishop
Title:	Director Real Estate Transactions

Date:	11/21/13

PURCHASER:
CARTER VALIDUS PROPERTIES, LLC, a Delaware limited liability company

By:	/s/ John E. Carter
Name:	John E. Carter
Title:	Manager

Date:	11/22/13

Escrow Agent Acknowledgement

The undersigned Title Company hereby joins in the execution of this Contract for the sole purpose of agreeing to hold and dispose of the Earnest Money in accordance with the provisions of this Contract and further agreeing to the provisions in Section 11.21 thereof.

Fidelity National Title Insurance Company

By:
Name:
Title:	Escrow Officer

Date:	, 2013

EXHIBIT A TO REAL ESTATE SALE CONTRACT

LEGAL DESCRIPTION

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, AND IS DESCRIBED AS FOLLOWS: LOT 1 OF MIRAMAR POINT INDUSTRIAL PARK UNIT NO. 2, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO THE MAP THEREOF NO 10055, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, ON APRIL 8, 1981, AND AMENDED BY CERTIFICATE OF CORRECTION RECORDED August 30, 1982 AS FILE NO. 82-268131, OFFICIAL RECORDS OF SAID COUNTY.

APN: 343-062-09-00

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A-1

EXHIBIT B TO REAL ESTATE SALE CONTRACT

Intentionally Deleted

EXHIBIT C TO REAL ESTATE SALE CONTRACT

FORM OF GRANT DEED

RECORDING REQUESTED BY AND WHEN RECORDED MAIL TO:

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Space Above for Recorder’s Use

Documentary Transfer Tax not shown Pursuant to Section 11932 of the Revenue and Taxation Code, as amended

GRANT DEED

By this instrument, dated as of             , 2013, for valuable consideration, receipt of which is hereby acknowledged, the undersigned grantor, PACIFIC BELL TELEPHONE COMPANY, a California corporation, formally known as The Pacific Telephone and Telegraph Company (“Grantor”), hereby grants to                      (“Grantee”) an undivided interest in all that certain real property and the improvements located thereon located in the State of California, County of San Diego, City of San Diego as more particularly described in Exhibit A attached hereto and incorporated herein by this reference, (the “Property”) subject to all real property taxes and assessments, not delinquent, and covenants, conditions, restrictions, encumbrances and other matters of record.

Grantor reserves, however, a perpetual exclusive easements in favor of Grantor, AT&T, Inc., AT&T Services and their respective affiliates, (the “Benefitted Parties”), at no cost, for use in providing communications transmission runs from the adjoining public streets to the building in the Property, in the locations shown on Exhibit B, attached hereto and incorporated herein by this reference, (the “Easements”) which Easements shall run with the land in favor of the Benefitted Parties and burden the Property. Provided, however, that Grantee may unilaterally terminate the Easements by filing of record a “Notice of Termination of Easements” from and after such time as none of the Benefitted Parties is a tenant under lease at the Property and the Easements are no longer necessary or useful in providing communication services at the Property, but not before said time.

Grantor further reserves during any time that any of the Benefitted Parties are a tenant at the Property, the twenty four hour per day and seven day a week right of unimpeded access to all “non-exempt” assets under Section 851 of the California Public Utilities Code owned by Grantor located on or about the Property (the “Non-exempt Assets”), which Non-Exempt Assets Grantee acknowledges and confirms are not being conveyed by this Grant Deed and title thereto shall remain with Grantor.

THIS GRANT DEED shall be deemed to have been executed as of the date first written above.

Grantor:	PACIFIC BELL TELEPHONE COMPANY,
a California corporation

By:

STATE OF CALIFORNIA COUNTY OF	}	ss:

On                                          before me,                                         ,

a Notary Public, personally appeared                      who proved to me on the basis of satisfactory evidence to be the person(s)whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies) and that by his/her/their signature(s)on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

FOR NOTARY SEAL OR STAMP

WITNESS my hand and official seal.

Signature

Exhibit A - Legal Description

Exhibit B – Site Plan of Commuications Transmission Easements

STATEMENT OF TAX DUE AND REQUEST THAT TAX DECLARATION

NOT BE MADE A PART OF THE PERMANENT RECORD

IN THE OFFICE OF THE COUNTY RECORDER

(PURSUANT TO SECTION 11932 REVENUE AND TAXATION CODE)

TO:	Recorder
County of San Diego

Request is hereby made in accordance with the provisions of the Documentary Transfer Tax Act that the amount of the tax due not be shown on the original document which names:

Grantor:	, a

Grantee:	, a

The property described in the accompanying document is located in the unincorporated area of the County of San Diego.

The amount of tax due on the accompanying document is $            .

X	Computed on full value of property conveyed.

Computed on full value, less liens and encumbrances remaining at the time of sale.

,
a

By:
Printed Name:
Title:

EXHIBIT D TO REAL ESTATE SALE CONTRACT

LESSEE’S EQUIPMENT AND PERSONALTY

“Lessee’s Equipment and Personalty” shall mean all furniture, equipment and personal property of Lessee, including without limitation inventory, racking, shelving, raised flooring, conveyer equipment, lifts, cabling, structured cabling plant, antennae, machinery, air compressors, uninterruptible power systems, battery chargers/rectifiers, data and communication operations equipment, computer room air conditioning units (CRACs), building management systems, data cabinets, automated teller machines, hoist equipment, lockers, plug-in light fixtures, propane tanks, storage racks, trash compactors, signs, desks, movable partitions, vending machines, all “non-exempt” assets under Section 851 of the California Public Utilities Code, computer software and hardware, movable storage and utility rooms and removable trade fixtures and equipment, even if bolted or otherwise affixed to the floors (including, without limitation, telecommunication switches and CRACs)), in each case, as now or may hereafter exist in or on the Improvements and any other personal property owned by Lessee, its customers or a sublessee of Lessee, or other occupant of the Property. In no case shall Lessee’s Equipment and Personalty include: fixtures (except as expressly provided above), built-in heating, ventilating, or air-conditioning equipment, or electrical equipment upstream of the medium voltage switchgear serving the Building, all as utilized in connection with the operation of the Property.